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Exhibit 99.1
------------


FOR IMMEDIATE RELEASE:                                                  NEWS
----------------------
February 28, 2002                                                   Nasdaq-ACTT


               ACT TELECONFERENCING ANNOUNCES 2001 FINAL RESULTS

                    Revenue up 15% in Q4, 24% for the year;
        Operating cash flow (GAAP) up 36% to $6.7 million for the year;
       Q4 free cashflow increases sharply to $2.4 million from $130,000;
    Q4 video and web conferencing losses of $650,000, or 8 cents per share
                   (5 cents non-cash, 3 cents non-recurring)

DENVER -- ACT Teleconferencing, Inc. (Nasdaq National Market-ACTT), a full-service global provider of audio, video, data and Web conferencing products and services, today announced results for the fourth quarter and year ended December 31, 2001.

Fourth quarter revenue grew 15% to $12.5 million versus revenue of $10.9 million in the same period last year, reflecting the acquisition of PictureTel's videoconferencing service business, which was acquired on October 1, 2001. Excluding the PictureTel acquisition, revenue was flat as a result of a slowdown in audio conferencing volumes due to the restructuring of our customer Concert into AT&T. Year to date, total revenue grew 24% to $46.6 million compared with revenue of $37.7 million a year ago.

Operating cashflow, as defined by GAAP, grew 36% to $6.7 million for the year and 33% to $3.2 million for the fourth quarter. As a result, the Company moved into positive free cashflow (defined as operating cashflow minus capital expenditures). Free cashflow increased sharply to $2.4 million for the fourth quarter, up from $130,000 in the previous year. Fourth quarter EBITDA was $900,000 or 7% of revenue. EBITDA for the year was $6.6 million or 14% of revenue, reflecting annual EBITDA growth of 5% compared to last year.

In the fourth quarter, the Company incurred video and web conferencing losses of approximately $650,000, or 8 cents per share, which related primarily to the acquisition and integration of the PictureTel videoconferencing service business and closure of ACT's Dallas location. The Company estimated that $250,000 of the $650,000 video and web conferencing losses in the fourth quarter is expected to be non-recurring as a result of specifically identified savings in video efficiencies and telecom network cost reduction expected through 2002. Additional videoconferencing cost savings are planned through 2002. The remaining $400,000 of the losses is non-cash-related. The video and web conferencing losses of $650,000, combined with tax charges of $328,000 and a break-even for the rest of the Company, resulted in a loss of 12 cents per share before extraordinary items for the quarter.

Full-year earnings (GAAP) before extraordinary items were 1 cent per share. On a business segment basis, excluding videoconferencing and Internet development costs, the Company's traditional voice conferencing business achieved after tax earnings before extraordinary items of $1.8 million, or 27 cents per share, for the full year. The Company redeemed $2.3 million in preferred stock with a financing cost of 12%. The early extinguishment of preferred stock resulted in a non-cash charge (extraordinary item) of approximately $250,000, or 3 cents per share.

ACT Chairman Gerald D. Van Eeckhout said, "Costs of the videoconferencing unit reduced fourth quarter earnings, however, this acquisition has vastly extended our range of capabilities. Six months ago, we were a 90% audio conferencing company growing at 20%. Today, our videoconferencing revenue is expected to grow by 220% from $5 million to more than $16 million in 2002, and our Internet conferencing service is growing at 600% annualized, albeit from a small base."

He added, "As we focus more on profitability for 2002, we have moved to cut existing spending for geographic expansion in audio conferencing by as much as $2 million per year until we return to a higher level of profitability. These cost savings will start to flow through in the second quarter of 2002. On the audio conferencing side, where we are strongly cash positive, shareholders are aware that Concert Global Network is being restructured as a 100%-owned company of AT&T. Although this has caused a decrease in traffic during the fourth quarter of 2001 and the first two quarters of 2002, we are making considerable progress growing this account, and expect these volumes to increase strongly later in the year."

The Company said one of the largest and most prestigious users of videoconferencing worldwide signed a full services contract with ACT starting March 1. The new customer is a Fortune 500 consumer products company, which will have a highly significant and immediate effect on volumes, efficiencies and profits in the video business. Call volumes in the video unit are expected to increase by approximately 55% beginning March 1. The Company said volumes for both audio and video for January and February increased on average by 26% compared with December 2001.

The Company presented the following analysis of cashflow:


Analysis of cashflow                     3 months   3 months     %      12 months  12 months     %
(in thousands of dollars)                12/31/01   12/31/00  Change    12/31/01   12/31/00   Change
                                        ---------  ---------  ------   ---------  ---------   ------

Operating cashflow (GAAP definition)    $   3,214  $   2,416     +33%  $   6,693  $   4,910      +36%
Capital expenditures                          800      2,286     -65%      4,245      5,189      -18%
Free cashflow                               2,414        130  +1,760%      2,448       (279)     977%

The Company said 2002 estimates are based on a targeted $65 million in revenue, $10.4 million EBITDA, or 16% of revenue, and an earnings per share target of 30 cents for the full year. Management said all estimates are based upon expected customer usage, which is subject to significant fluctuations. For example, the Company said that Concert traffic had reduced during the fourth quarter of 2001, although it was expected to rebuild strongly under AT&T management during 2002.

ACT has scheduled a conference call for 2:15 p.m. Mountain Time, Thursday Feb.
28, 2002, that will include a question & answer session.  Call-in numbers are:
+1-303-262-2130 - Denver and International, and +1-800-219-6110 - U.S. and
Canada. The reservation number is 449285. Please dial in at least 5 minutes prior to the start time. To participate in this conference on the Internet via
ACT's ActionCast PlusSM, please join us at:

http://www.visualwebcaster.com/event.asp?id=3630, conference I.D. 3630.  Gerald
------------------------------------------------
Van Eeckhout, Gavin Thomson, Vice Chairman & CFO, and Gene Warren, COO, will be presenting on behalf of the Company.
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For a replay of the audio portion of the conference on ACT's ActionReplaySM service from Thursday, Feb. 28, 2002 (one hour after end of conference) through
Thursday, May 30, 2002 (11 p.m. Mountain Time), please call +1-303-590-3000 -
Denver and International, or +1-800-405-2236 - U.S. and Canada.  Use pass code
449285#.  For a replay of the audio and slide portion of the conference on ACT's
ActionCast PlusSM service from Thursday, Feb. 28, 2002 (one hour after end of conference) through May 29, 2002, go to:

http://www.visualwebcaster.com/event.asp?id=3630, and use conference I.D. 3630.
------------------------------------------------

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Web conferencing products and services to corporations, educational organizations and governments worldwide.  ACT is the only conferencing company with audio and video global platforms that provide international services, uniform billing and local language services. The
Company's headquarters are located in Denver, Colorado, with operations in
Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands,
Singapore, the U.K. and the U.S., and virtual locations in China, Indonesia,
Italy, Japan, Malaysia, Mexico, Philippines, South Korea, Taiwan and Thailand.
ACT's Internet address is www.acttel.com.
                          --------------
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

Selected Financial Data (Unaudited)
Consolidated Statements of Operations                           Three Months Ended                 Year Ended
                                                                    December 31,                   December 31,
                                                                 2001           2000           2001          2000
                                                             -----------    -----------    -----------   -----------

Net revenue                                                  $12,520,350    $10,876,784    $46,643,269   $37,699,785
Gross profit                                                   5,424,562      5,740,595     22,116,859    19,311,712
Operating income (loss)                                         (360,655)     1,010,474      2,415,851     3,955,908
Net income (loss) before extraordinary items                    (952,567)       613,658        200,624     1,395,410
Extraordinary items (debt restructuring)                        (243,634)             -       (660,000)            -
                                                             -----------    -----------    -----------   -----------
Net income (loss) after extraordinary items                   (1,196,201)       613,658       (459,376)    1,395,410
Preferred dividends                                                    -        (40,000)      (134,169)     (160,000)
                                                             -----------    -----------    -----------   -----------
Net income (loss) available to common shareholders           $(1,196,201)   $   573,658    $  (593,545)  $ 1,235,410
                                                             ===========    ===========    ===========   ===========
Weighted average number of shares - basic                      8,241,488      5,665,009      6,653,974     5,312,200
Weighted average number of shares - diluted                    8,241,488      6,414,467      6,653,974     6,023,930
Earnings per share
 Basic
  Net income (loss) before extraordinary items               $     (0.12)   $      0.10    $      0.01   $      0.23
  Extraordinary items                                              (0.03)             -          (0.10)            -
                                                             ===========    ===========    ===========   ===========
  Net income (loss)                                          $     (0.15)   $      0.10    $     (0.09)  $      0.23
                                                             ===========    ===========    ===========   ===========
 Diluted
  Net income (loss) before extraordinary items               $     (0.12)   $      0.09    $      0.01   $      0.21
  Extraordinary items                                              (0.03)             -          (0.10)            -
                                                             ===========    ===========    ===========   ===========
  Net income (loss)                                          $     (0.15)   $      0.09    $     (0.09)  $      0.21
                                                             ===========    ===========    ===========   ===========

Consolidated Balance Sheet                                   December 31,    December 31,
                                                                 2001           2000
                                                             -----------    -----------
Cash                                                         $ 5,126,723    $ 3,025,056
Other current assets                                          10,382,448      9,157,020
Net equipment                                                 18,108,034     15,632,190
Goodwill and other non-current assets                         19,869,756      3,581,283
                                                             -----------    -----------
Total assets                                                 $53,486,961    $31,395,549
                                                             ===========    ===========

Current liabilities                                          $16,869,315    $10,526,685
Long-term liabilities including preferred stock                7,454,651      8,387,760
Shareholders' equity                                          29,162,995     12,481,104
                                                             -----------    -----------
Total liabilities and shareholders' equity                   $53,486,961    $31,395,549
                                                             ===========    ===========

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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

                                      ###

                                   CONTACTS:


ACT Teleconferencing, Inc.                             Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications Manager                  KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                                           Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com                                   E-mail: kc@pfeifferhigh.com
        ---------------------                                           -------------------
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